UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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ConnectOne Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 23, 2019

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of ConnectOne Bancorp, Inc. (the “Company”), the holding company for ConnectOne Bank (the “Bank”), will be held at Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey on May 23, 2019 at 9:15 a.m. for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	The election of eleven (11) directors of the Company, each to serve for the terms described in the proxy statement or until his or her successor is elected and shall qualify;

2.	To vote, on an advisory basis, to approve the executive compensation of the Company’s named executive officers, as described in this proxy statement;

3.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019; and

4.	Such other business as shall properly come before the Annual Meeting.

Only holders of record of shares of the Company’s common stock (the “Common Stock”) at the close of business on April 8, 2019 will be entitled to vote at the Annual Meeting.

You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Annual Meeting. A postage-paid return envelope is enclosed for your convenience.

If you are present at the Annual Meeting, you may vote in person even if you have already returned your proxy.

Very truly yours,

Frank Sorrentino III
Chairman of the Board of Directors
Englewood Cliffs, New Jersey
April 22, 2019

IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY

You are urged to sign and return the enclosed Proxy promptly in the envelope provided so that there may be sufficient representation at the Annual Meeting.

Important notice regarding the availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 23, 2019. Our Proxy Statement and Annual Report to Shareholders are also available online at www.proxyvote.com.

CONNECTONE BANCORP, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 23, 2019

This Proxy Statement is being furnished to shareholders of ConnectOne Bancorp, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at the Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey, at 9:15 a.m. on May 23, 2019.

About the Annual Meeting

Why have I received these materials?

The accompanying proxy, being mailed on or about April 22, 2019 to holders of the Common Stock, is solicited by the Board of Directors of ConnectOne Bancorp, Inc. (referred to throughout this Proxy Statement as the “Company” or “we”), the holding company for ConnectOne Bank, in connection with our Annual Meeting that will take place at Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey on May 23, 2019. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of Common Stock as of the close of business on April 8, 2019, will be entitled to vote at the Annual Meeting. On April 8, 2019, there were outstanding and entitled to vote 35,447,379 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name as of April 8, 2019 on the Company’s stock records maintained by our transfer agent, Broadridge Financial Solutions, Inc.), you may vote by proxy or in person at the Annual Meeting. To vote by proxy, you may use one of the following methods:

●	Telephone voting, by dialing the toll-free number and following the instructions on your proxy card.
●	Internet voting, by accessing the Internet at the web address stated on the proxy card and following the instructions.
●	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Can I change my vote after I return my proxy card?

Any shareholder of record has the power to revoke his or her proxy at any time before it is voted. You may revoke your proxy before it is voted at the Annual Meeting by:

●	voting again by telephone or the Internet, or completing a new proxy card with a later date – your latest vote will be counted;
●	filing with the Secretary of the Company written notice of such revocation; or
●	appearing at the annual meeting and giving the Secretary written notice of your intention to vote in person.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Why is it important to vote my shares?

If we do not have a quorum present at the Annual Meeting, we will need to adjourn the meeting to solicit additional proxies. This will cause additional expense and delay for the Company.

What vote is required to approve each item?

Pursuant to the New Jersey Business Corporation Act (“NJBCA”), directors are elected by the affirmative vote of a plurality of the votes cast. Notwithstanding the foregoing, in accordance with the Company’s Bylaws, each of the Company’s directors has submitted an irrevocable resignation from the Board, which shall become effective in the event such director does not receive at least a majority of the votes cast in any uncontested election. In such event, the director’s resignation will become effective at the earlier of (i) the selection of a replacement director by the Board of Directors, or (ii) 90 days after certification of such stockholder vote. Accordingly, in the event that a nominee for re-election to the Board receives a plurality of the votes cast, but not a majority, he or she shall be re-elected to the Board under the provisions of the NJBCA, but his or her service shall continue only until such resignation becomes effective. Therefore, as a practical matter, re-election to a new term on the Board requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The nonbinding resolutions with respect to executive compensation, together with the ratification of the appointment of the independent registered public accountants, require the affirmative vote of a majority of the votes cast at the Annual Meeting by shares represented in person or by proxy.

Summary of the Proposals

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

●	FOR the directors’ nominees to the Board of Directors;
●	FOR approval of the non-binding resolution with respect to executive compensation; and
●	FOR ratification of the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019.

With respect to any other matters that properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. In addition, we have retained Laurel Hill Advisory Group, LLC at an estimated cost of $6,500 plus reimbursement of out of pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. We also have agreed to indemnify Laurel Hill Advisory Group, LLC against certain liabilities in connection with this proxy solicitation.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Certificate and By-Laws of the Company provide that the number of Directors shall not be less than five (5) or more than twenty-five (25) and permit the exact number to be determined from time to time by the Board of Directors.

For 2019, there are eleven (11) nominees for Director. There are no arrangements or understandings between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

The Board of Directors of the Company has nominated for election to the Board of Directors the persons named below, each of whom currently serves as a member of the Board. If elected, each will serve until the 2020 Annual Meeting of Shareholders, and until his or her replacement has been duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

As part of the Company’s efforts to bring fresh outlooks and perspectives to Board, our governance documents have instituted a mandatory retirement policy, pursuant to which directors cannot stand for election if they are or will become age 75 during their new term. As a result, Messrs. Frederick Fish and Harold Schechter have declined to stand for reelection this year. The Company wishes to extend its gratitude to each of Messrs. Fish and Schechter for their years of valued service.

The following table sets forth the names, ages, principal occupations, and business experience for all nominees, as well as their prior service on the Board, if any. Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since - Expires
Frank Sorrentino III, Chairman of the Board and CEO	57	Chairman of the Board & Chief Executive Officer of the Company and the Bank; formerly Chairman of the Board and Chief Executive Officer of a predecessor institution to the Company (“Legacy ConnectOne”)	2014 – 2019

Frank W. Baier, Director	53	Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company.	2014 – 2019

Alexander A. Bol, Director	72	Owner, Alexander A. Bol A.I.A. (architectural firm); Former Chairman of the Board of The Registrant and Union Center National Bank (2000-2014)	2015 – 2019

Stephen T. Boswell, Director	65	President & Chief Executive Officer of Boswell Engineering	2014 – 2019

Frank Huttle III, Director	64	Currently a partner at the law firm of Pashman Stein Walder Hayden P.C. Formerly a partner and of counsel to the law firm of Decotiis, Fitzpatrick, Cole and Giblin. Formerly the President of Hudson Capital Properties, a real estate management and investment company, and Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Mr. Huttle also served as the Mayor of the City of Englewood, New Jersey until December 2018.	2014 – 2019

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since - Expires
Michael Kempner, Director	61	President & Chief Executive Officer, MWW Group, Inc.	2014 – 2019

Nicholas Minoia, Director	63	Managing Partner of Diversified Properties and Diversified Realty Advisors, both full service real estate development companies specializing in the development, construction and management of multifamily communities.	2009 – 2019

Katherin Nukk-Freeman, Director	50	Co-founder of Nukk-Freeman & Cerra PC, a law firm specializing in labor and employment law	2018 – 2019

Joseph Parisi, Jr., Director	59	Chairman of the Board and CEO of Otterstedt Insurance Agency; Former Mayor, Borough of Englewood Cliffs (November 2005 until January 2016)	2014 – 2019

Daniel Rifkin, Director	48	Managing Partner of Rifkin & Company, CPA’s, LLP; President of PayServ Corporation; former Vice Chairman of Greater Hudson Bank	2019 – 2019

William A. Thompson, Director	61	Managing Director, Spencer Pierce Capital LLC (investment bank) (2015 – present); General Manager, Uniselect USA (auto parts distributor) (2007-2015); Vice President of Thompson & Co. (auto parts distributor) (prior years)	1994 – 2019
____________________

No Director of the Company is also currently a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

The Company encourages all directors to attend the Company’s annual meeting. Each then current member of the Company’s Board of Directors attended the Company’s 2018 Annual Meeting of Shareholders.

Required Vote

IN ORDER TO BE ELECTED TO A FULL TERM ON THE BOARD OF DIRECTORS, DIRECTORS MUST RECEIVE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES VOTING AT THE ANNUAL MEETING. SEE “WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?” ABOVE.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS

Frank Sorrentino III, Chairman of the Board and Chief Executive Officer, 57: Mr. Sorrentino became Chairman and Chief Executive Officer of the Company commencing as of the closing of the Merger with the former ConnectOne Bancorp, Inc. (“Legacy ConnectOne”) on July 1, 2014 (the “Merger”). Prior to this, Mr. Sorrentino served as Chairman and Chief Executive Officer of Legacy ConnectOne and the Bank. Prior to becoming an officer of Legacy ConnectOne and the Bank, Mr. Sorrentino was a founder of the Bank and a builder and construction manager in Bergen County. Through his business contacts in our market, Mr. Sorrentino has been able to bring customers and investors to the Company, and his real estate experience in our market is of great value to the Board. In addition, as the Company’s senior executive officer, his insight on the Company’s operations is invaluable to the Board.

Stephen T. Boswell, Lead Independent Director, 65: Mr. Boswell was a founding organizer of the Bank. His firm, Boswell Engineering, Inc., for which he has served as President and Chief Executive Officer since 1990, is involved in many projects in our market. Through his business activities, Mr. Boswell has a strong sense of business conditions in our market that is invaluable to the Board.

Frank W. Baier, Director, 53: Mr. Baier currently serves as Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Mr. Baier has an extensive background in finance. Mr. Baier also served as Legacy ConnectOne’s Executive Vice President and Chief Financial Officer from July 2011 through September 2012. Mr. Baier’s extensive background and understanding of finance proves invaluable to the Board.

Alexander A. Bol, Director, 72: Mr. Bol founded Bol Architecture in 1974, and currently serves as a Principal of that firm. Mr. Bol is a member of the American Institute of Architects and the New Jersey Society of Architects and is certified by the National Council of Architectural Registration Boards. Mr. Bol is a New Jersey licensed Professional Planner and a registered Architect in the states of New Jersey, Massachusetts, New York, and Pennsylvania. Mr. Bol served as chairman of Company from 2000 until June 30, 2014. The leadership Mr. Bol has provided to the Company and Union Center National Bank prior to the consummation of the Merger, together with his knowledge of the banking industry and his stature in the community led the Board to conclude that Mr. Bol should serve as a director of the Company.

Frederick Fish, Director, 74: Mr. Fish was appointed as a director of the Company and Union Center National Bank on March 30, 2012. Mr. Fish’s extensive knowledge of, and experience in, the real estate industry, his familiarity with complex financial transactions and his significant involvement with various charitable endeavors, led the Board to conclude that Mr. Fish should serve as a director.

Frank Huttle III, Director, 64: Mr. Huttle was a founding organizer of the Bank. Mr. Huttle is a partner at the law firm of Pashman Stein Walder Hayden P.C., and was formerly a partner and of counsel to the law firm of Decotiis, Fitzpatrick, Cole and Giblin. Mr. Huttle also served as the Mayor of the City of Englewood, New Jersey until December 31, 2018. Prior to entering his legal practice in 1988, he was a Partner with Touche Ross & Co. Mr. Huttle also served as President of Hudson Capital Properties, a real estate management and investment company, and as Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Mr. Huttle’s extensive experience in the insurance, mortgage banking and real estate industries provides valuable insight to the Board.

Michael Kempner, Director, 61: Mr. Kempner was a founding organizer of the Bank. He has over 30 years of public relations and media experience and has served as President and Chief Executive Officer for MWW Group, Inc. since 1985. His experience as the head of a locally based media company has proved invaluable to the Board.

Nicholas Minoia, Director, 63: Mr. Minoia’s experience as a principal of a full-service real estate group and his knowledge about the real estate market led the Board to conclude that Mr. Minoia should serve as a director.

Katherin Nukk-Freeman, Director, 50, Ms. Nukk-Freeman is the co-founder of Nukk-Freeman & Cerra, P.C. a labor and employment law firm located in New York and New Jersey, as well as the co-founder of SHIFT HR Compliance Training. She has also served on the Board of Directors of the New York Society of Security Analysts (2010-2016), the Advisory Board of the Healthcare Businesswomen’s Association (2009 - Present), as General Counsel to The Healthcare Marketing & Communications Council (2005 – 2009), on the Board of Trustees, Susan G. Komen Breast Cancer Foundation, Human Resources Committee (2004 – 2010), the Board of Trustees, The New Jersey Symphony Orchestra; Human Resources Committee (1999-2008) and the Board of Directors of the Commerce and Industry Association of New Jersey (2013 – 2016). Ms. Nukk-Freeman’s expertise in employment law, coupled with her entrepreneurial undertakings, provides the Board with a unique and invaluable perspective.

Joseph Parisi, Jr., Director, 59: Mr. Parisi was a founding organizer of the Bank. Mr. Parisi has served as President and Chief Executive Officer of Otterstedt Insurance Agency since 1979. He also served as Mayor for the Borough of Englewood Cliffs, New Jersey, from November 2005 to January 2016. His experience in the insurance industry and as the former Mayor of a town in our market allow him to provide valuable insight to the Board on conditions affecting our customers.

Daniel Rifkin, Director, 48: Mr. Rifkin has been a certified public accountant since 1993 and, since 1999, has served as the Managing Partner of Rifkin & Company, CPA’s, LLP. In such role, Mr. Rifkin provides accounting services to both business enterprises and individuals, including tax planning, tax preparation, compilations, audits, and reviews. In addition, he serves as the President of Payserv Corporation, a payroll processing and human resource management company. Mr. Rifkin is a member of the American Institute of CPAs and the New York State Society of CPAs. Mr. Rifkin joined the Board of Directors in connection with the acquisition by the Company of Greater Hudson Bank, effective as of January 2, 2019. During his tenure at Greater Hudson Bank, he served as Vice Chairman from 2008 until its acquisition, and as Audit Committee Chairman for approximately five years. Mr. Rifkin’s expertise in accounting matters, and as the proprietor of locally owned businesses, provides him with unique perspective valuable to the Company’s Board.

Harold Schechter, Director, 74: Mr. Schechter’s financial acumen and experience as a chief financial officer of an import and distribution business, and his ability to understand complex financial matters, led the Board to conclude that Mr. Schechter should serve as a director.

William A. Thompson, Director, 61: Mr. Thompson’s management and business experience led the Board to conclude that Mr. Thompson should serve as a director.

Diversity Statement

Although we have not adopted a formal policy on diversity, the Board considers diversity when selecting candidates for board service. When the Board determines there is a need to fill a director position, we begin to identify qualified individuals for consideration. We seek individuals that possess skill sets that a prospective director will be required to draw upon in order to contribute to the Board, including professional experience, education, and local knowledge. While education and skills are important factors, we also consider how candidates will contribute to the overall balance of the Board, so that we will benefit from directors with different perspectives, varying viewpoints and wide-ranging backgrounds and experiences. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership of Management

The following table sets forth information as of April 8, 2019 regarding common stock and other equity securities of the Company beneficially owned by all Directors, executive officers described in the compensation table, and by all Directors and executive officers as a group, and by shareholders known to the Company to own at least 5% of the Company’s issued and outstanding shares of common stock. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or executive officer can vest title in himself at once or within sixty (60) days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner.

	Shares of Common Stock		Percentage of Common Stock Beneficially Owned
Directors:
Frank Sorrentino III	686,821	(1)	1.94%
Frank W. Baier	77,233	(2)	0.22%
Alexander A. Bol	133,978	(3)	0.38%
Stephen T. Boswell	298,403	(4)	0.84%
Frederick Fish	45,149	(5)	0.13%
Frank Huttle III	249,241	(6)	0.70%
Michael Kempner	404,101	(7)	1.14%
Nicholas Minoia	46,972	(8)	0.13%
Katherin Nukk-Freeman	2,681		0.01%
Joseph Parisi Jr.	261,931	(9)	0.74%
Daniel Rifkin	198,129		0.56%
Harold Schechter	33,771	(10)	0.10%
William A. Thompson	103,091	(11)	0.29%
Executive Officers Who Are Not Directors:
William S. Burns	60,697	(12)	0.17%
Christopher Ewing	10,512	(13)	0.03%
Elizabeth Magennis	64,800	(14)	0.18%
Michael McGrover	14,920	(15)	0.04%
As a Group (17 persons)	2,692,430	(16)	7.58%

5% Shareholders:
Black Rock, Inc.	2,075,570	(17)	5.86%
Dimensional Fund Advisors LP	2,175,725	(18)	6.14%
____________________

(1)	Includes (i) 46,925 shares held in the name of Morgan Stanley f/b/o Frank Sorrentino III, IRA, (ii) 34,567 shares purchasable upon the exercise of stock options and (iii) 5,048 shares of restricted stock subject to forfeiture.

(2)	Includes 2,131 shares of restricted stock subject to forfeiture.

(3)	Includes (i) 2,842 shares held by his spouse, and (ii) 2,131 shares of restricted stock subject to forfeiture.

(4)	Includes (i) 1,578 shares purchasable upon the exercise of stock options and (ii) 2,131 shares of restricted stock subject to forfeiture.

(5)	Includes (i) 3,473 shares purchasable upon the exercise of stock options, and (ii) 2,131 shares of restricted stock subject to forfeiture.

(6)	Includes (i) 37,666 shares held in the name of Morgan Stanley f/b/o Frank Huttle III, IRA, (ii) 8,775 shares held by Mr. Huttle and his wife in a joint tenancy, (iii) 6,500 shares held as trustee of the Francesca Huttle 2004 Family Trust, (iv) 6,500 shares held as trustee of the Alexandra Huttle 2004 Family Trust, (v) 13,080 shares held in the name of Mr. Huttle’s spouse, (vi) 6,500 shares held by an LLC in which spouse is a member, (vii) 1,578 shares purchasable upon the exercise of stock options and (viii) 2,131 shares of restricted stock subject to forfeiture.

(7)	Includes (i) 1,578 shares purchasable upon the exercise of stock options and (ii) 2,131 shares of restricted stock subject to forfeiture.

(8)	Includes (i) 1,056 shares owned jointly with Mr. Minoia’s spouse, (ii) 17,365 shares purchasable upon the exercise of stock options and (iii) 2,131 shares of restricted stock subject to forfeiture.

(9)	Includes (i) 8,666 shares held in the name of Hudson Real Estate Holding, LLC, of which Mr. Parisi is managing director and owner of one-third, (ii) 29,369 shares held in the name of Otterstedt Insurance Agency, of which Mr. Parisi is part owner, (iii) 6,040 shares held by Mr. Parisi as custodian for his children, (iv) 1,578 shares purchasable upon the exercise of stock options and (vi) 2,131 shares of restricted stock subject to forfeiture.

(10)	Includes (i) 3,997 shares owned jointly with Mr. Schechter’s spouse, and (ii) 2,131 shares of restricted stock subject to forfeiture.

(11)	Includes (i) 13,579 shares held by Mr. Thompson’s spouse and children, (ii) 9,946 shares purchasable upon the exercise of stock options and (iii) 2,131 shares of restricted stock subject to forfeiture.

(12)	Includes 1,396 shares of restricted stock subject to forfeiture.

(13)	Includes 1,136 shares of restricted stock subject to forfeiture.

(14)	Includes (i) 5,158 shares purchasable upon the exercise of stock options and (ii) 1,289 shares of restricted stock subject to forfeiture.

(15)	Includes 758 shares of restricted stock subject to forfeiture.

(16)	Includes 73,348 shares purchasable upon the exercise of stock options and 30,973 shares of restricted stock subject to forfeiture.

(17)	All information regarding the number of shares beneficially owned and the percent of ownership by BlackRock, Inc., was obtained from the 13G filed with the U.S. Securities and Exchange Commission on January 30, 2018. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(18)	All information regarding the number of shares beneficially owned and the percent of ownership by Dimensional Fund Advisors, LP, was obtained from the 13G filed with the U.S. Securities and Exchange Commission on December 31, 2018. The address of Dimensional Fund Advisors, LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

There are no shareholders other than those set forth above who are known to the Company to beneficially own 5% or more of the Common Stock of the Company.

Board of Directors; Independence; Committees

The Board of Directors held a total of sixteen (16) meetings in the year ended December 31, 2018. The Company’s policy is that all Directors make every effort to attend each meeting. For the year ended December 31, 2018, each of the Company’s Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Board committees on which the respective Directors served.

A majority of the Board consists of individuals who are “independent” under the Nasdaq listing standards. In making this determination with regard to Board member Michael Kempner, the Board considered the fact that the Company and the Bank have used Mr. Kempner’s firm, MWW Group, to provide advertising and public relations assistance and advice. The Board considered, among other factors, the fees paid to MWW Group as a percentage of the firm’s total revenue (less than 1%) and Mr. Kempner’s personal income and determined that the engagement of MWW Group did not interfere with Mr. Kempner’s exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Board has considered the fact that (i) several directors, including Messrs. Boswell, Huttle, Kempner and Parisi, each own a direct or indirect interest in a limited liability company which acts as a landlord for two of the Bank’s branches, See – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. The Board has further considered the fact that (i) Director Minoia also owns an interest in an entity which owns the Bank’s Summit branch, (ii) Director Fish owns an interest in an entity which owns the Bank’s Englewood branch, and (iii) Director Rifkin owns an interest in an entity which owns the Bank’s Bardonia, New York branch. The Board has concluded that based on each director’s respective interest in the rental payments compared to their overall net worth and cash, membership in such limited liability company does not interfere with their exercise of independent judgment in carrying out the responsibilities of a director. Mr. Sorrentino, who serves as the Chairman and Chief Executive Officer is not independent. Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to ConnectOne Bancorp, Inc., attn.: Stephen T. Boswell, Lead Independent Director, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics governing our Chief Executive Officer and senior financial officers, as required by the Sarbanes-Oxley Act and SEC regulations, as well as the Board of Directors and other senior members of management. Our Code of Ethics governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. Our Code of Ethics is available on our website at www.connectonebank.com under “About”, then “Investor Relations”, then “Documents and Notifications”.

Committees

Committees of Our Board of Directors

Our Board of Directors frequently conducts business through committees. Our most significant committees are the Audit and Risk Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The table below sets forth the membership of these committees:

Committee	Membership
Audit and Risk Committee	Harold Schechter*, Frank W. Baier, Stephen T. Boswell, Frank Huttle III, and Nicholas Minoia
Nominating and Corporate Governance Committee	Frank Huttle III*, Stephen T. Boswell, Nicholas Minoia and William A. Thompson
Compensation Committee	Stephen T. Boswell*, Frederick Fish, and William A. Thompson
____________________

* Chairman

Audit and Risk Committee

We maintain an Audit and Risk Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit and Risk Committee is responsible for the selection of the independent registered public accounting firm for the annual audit and to establish, and oversee the adherence to, a system of internal controls. The Audit and Risk Committee reviews and accepts the reports of our independent auditors and regulatory examiners. The Audit and Risk Committee arranges for an annual audit through its registered independent public accounting firm, evaluates and implements the recommendations of the auditors as well as interim audits performed by our outsourced internal auditors, receives all reports of examination by bank regulatory agencies, analyzes such regulatory reports, and reports to the Board the results of its analysis of the regulatory reports. The Audit and Risk Committee met five (5) times during 2018. The Board of Directors has adopted a written charter for the Audit and Risk Committee which is available on our website at www.connectonebank.com. All members of the Audit and Risk Committee are “independent” under the Nasdaq listing standards, meet the independence standards of the Sarbanes-Oxley Act for service on an audit committee, and are financially literate and can read and understand financial statements, as required by the Audit and Risk Committee charter. The Board has determined that Frank W. Baier, a member of Audit and Risk Committee beginning in 2018, qualifies as an “audit committee financial expert” under the Rules of the Securities and Exchange Commission.

Audit and Risk Committee Report

The Audit and Risk Committee meets periodically to consider the adequacy of the Company’s financial controls and the objectivity of its financial reporting. The Audit and Risk Committee meets with the Company’s independent auditors and the Company’s internal auditors, all of whom have unrestricted access to the Audit and Risk Committee.

In connection with this year’s financial statements, the Audit and Risk Committee has reviewed and discussed the Company’s audited financial statements with the Company’s officers and Crowe LLP, our independent auditors. We have discussed with Crowe LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”). We also have received the written disclosures and letters from Crowe LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and have discussed with representatives of Crowe LLP their independence.

Based on these reviews and discussions, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year 2018 for filing with the U.S. Securities and Exchange Commission.

Harold Schechter (Chairman)
Frank W. Baier
Stephen T. Boswell
Frank Huttle, III
Nicholas Minoia

Compensation Committee

During 2018, our Compensation Committee consisted of Messrs. Stephen T. Boswell, Frederick Fish, and William A. Thompson.

Charter

The Board has defined the duties of its Compensation Committee in a charter. A copy of the current Compensation Committee charter is available on the Company’s website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications”.

Authority, Processes and Procedures

The Compensation Committee is responsible for administering the Company’s equity compensation plans, for establishing the compensation of the Company’s President and Chief Executive Officer and for the Board of Directors, and for recommending to the Board the compensation of the other executive officers. The Compensation Committee also establishes policies and monitors compensation for the Company’s employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Sorrentino participates in Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants

The Compensation Committee recognizes that it is essential to receive objective advice from an outside compensation consultant. Currently, the Compensation Committee utilizes Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian reports directly to the Compensation Committee and attends meetings as requested. The Compensation Committee has assessed Meridian’s independence relative to the NASDAQ listing rules and determined that there are no conflicts of interest. The Compensation Committee also closely examines the safeguards and steps Meridian takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

●	the Compensation Committee directly hired and has the authority to terminate Meridian’s engagement;
●	the Compensation Committee solely determined the terms and conditions of Meridian’s engagement, including the fees charged;
●	Meridian and its consultants have direct access to members of the Compensation Committee during and between meetings;
●	Meridian does not provide any other services to the Company, the Bank, its directors or executives; and
●	interactions between Meridian and its consultants and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

Nominating Committee Matters

Independence of Nominating and Corporate Governance Committee Members

All members of the Nominating and Corporate Governance Committee of the Board have been determined to be “independent directors” pursuant to the definition contained in NASDAQ Rule 5605.

Procedures for Considering Nominations Made by Shareholders

The Nominating and Corporate Governance Committee charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than for candidates who have previously served on the Board or who are recommended by the Board. The Company’s bylaws state that a nomination must be delivered to Company’s Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 50th day or earlier than the close of business on the 75th day prior to the anniversary of the preceding year’s annual meeting; provided, however, that if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The bylaws require a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications

The charter of the Nominating and Corporate Governance Committee describes the minimum qualifications for nominees to the Board and the qualities or skills that are necessary for directors to possess. Each nominee:

●	must satisfy any legal requirements applicable to members of the Board;
●	must have business or professional experience that will enable such nominee to provide useful input to the board in its deliberations;
●	must have a reputation, in one or more of the communities serviced by the Company and its subsidiaries, for honesty and ethical conduct;
●	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a bank holding company; and
●	must have experience, either as a member of the board of directors of another public or private company or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board

Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the committee evaluates nominees recommended by shareholders and nominees recommended by the committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing board members will include:

●	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;
●	if requested, a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and
●	a personal interview of the candidate, together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Third Party Recommendations

In connection with the 2019 annual meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders that owned more than 5% of common stock for at least one year.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a director or member of the Compensation Committee of the Company.

Board Leadership; Lead Independent Director

Mr. Frank Sorrentino III, the Company’s President and CEO, also serves as Chairman. The Board considered the fact that Mr. Sorrentino had served as Chairman, President and CEO of Legacy ConnectOne, believed that Board structure had worked well for Legacy ConnectOne and noted the success that Mr. Sorrentino had in growing Legacy ConnectOne. The Board believes that the combination of these two roles at this time provides the benefit of a more consistent communication and coordination throughout the organization. This, in turn, will result in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision.

Our Board has also appointed Mr. Stephen T. Boswell, an independent director, to serve as Lead Independent Director of the Board. As Lead Independent Director, Mr. Boswell is charged with presiding over all Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Independent Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Majority Vote Requirement

Pursuant to the NJBCA, elections to the Board of Directors are approved under a plurality voting standard. With plurality voting, the nominees who receive the most “for” votes are elected to the board until all board seats are filled. In an uncontested election, where the number of nominees and available board seats are equal, every nominee is elected upon receiving just one “for” vote. Although a plurality standard is the best approach in contested elections, and certain other instances, the Board of Directors believes that it was no longer appropriate for the Company.

Accordingly, on or about December 21, 2018, the Board of Directors adopted an amendment to the Company’s Bylaws, adopting a majority voting standard in uncontested election. Under the Bylaw revision, each director has delivered to the Board an irrevocable resignation, which shall become effective in the event that, in an uncontested election, such director receives fewer “for” votes than “against” or “withhold” votes. Such resignation shall become effective upon (i) the selection of a replacement director, or (ii) 90 days after certification of such stockholder vote. The Board believes that this strategy best places ultimate authority of Board composition in the hands of the Company’s shareholders.

Risk Oversight

Risk is an inherent part of the business of banking. Risks faced by the Bank include credit risk relating to its loans and interest rate risk related to its entire balance sheet. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, including the Audit and Risk Committee. The Audit and Risk Committee performs a wide risk assessment; other committees of the Board of Directors focus on risks arising from specific Company activities, including the Loan and Asset/Liability Committees of the Bank. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) and the Company are both committed to a pay-for-performance philosophy. This Compensation Discussion & Analysis (CD&A) provides information about the strategies and policies developed to ensure that executive compensation is strongly correlated with the Company’s overall performance and the individual performance of our executives.

Our Named Executive Officers (NEOs) for 2018 were:

Frank Sorrentino III	Chairman, President, & Chief Executive Officer
William S. Burns	Executive Vice President & Chief Financial Officer
Elizabeth Magennis	Executive Vice President & Chief Lending Officer
Christopher Ewing	Executive Vice President & Chief Operations Officer
Michael McGrover	First Senior Vice President & Chief Credit Officer

Executive Summary

Business Results

Fiscal year 2018 represented another year of record financial performance for the Company. We reported significant increases in net income and earnings per share, on both a GAAP basis and after adjusting for non-operating items. We achieved solid growth in our loan portfolio, shareholders’ equity and tangible book value per share, while continuing to maintain strong asset quality. We remain well positioned for increased long-term growth and profitability. During 2018, we accomplished the following:

●	Increased net income by $17.1 million, or 39.6%, to a record $60.4 million
●	Increased fully taxable-equivalent net interest income by $10.7 million, or 7.1%
●	Loan portfolio growth was 8.9% amounting to $366 million, which was all organic
●	Deposit growth was 7.8%
●	Tangible book value per share increased by 10.9% to $14.42 on December 31, 2018 from $13.01 at year-end 2017
●	Asset quality improved-Our nonperforming assets ratio improved to 0.95% at year-end from 1.29% at year-end 2017
●	Our capital ratios improved, across the board, reflecting strong return on equity and measured prudent growth
●	We continued to effectively leverage our operating infrastructure as evidenced by a 41.9% efficiency ratio, one of the best in the industry
●	Operating performance metrics reached record levels. For the 4th quarter of 2018, return on average assets, adjusted for non-operating items, as set forth in our Form 8-K filed on January 24, 2019, surpassed 1.45% and return on tangible common equity was 16.7%.

Set forth below is a line graph presentation comparing the cumulative stockholder return on the Company’s common stock, on a dividend reinvested basis, against the cumulative total returns of the NASDAQ Composite and the KBW Bank Index for the period from December 31, 2013 through December 31, 2018.

Total Return Performance

2018 Compensation Decisions in Support of our Pay for Performance Philosophy

Although the Company had strong operational results and success during 2018, the stock market influenced our stock price, as well as the industry in general, and we experienced a decline in our return to shareholders. Our executive compensation program, practices and pay decisions are directly aligned with shareholders through rigorous stock ownership guidelines and equity based long-term incentives. As a result, when our stockholders’ value declines, so does the value of our executives’ compensation. During 2018, the Compensation Committee exercised further discretion and negatively adjusted the annual cash award payments earned to further align executive pay with shareholders.

Our Compensation Approach

Our long range mission is to produce value for our shareholders by providing outstanding service and responsiveness to the markets and customers we serve. These goals are reflected in the Company’s compensation programs for its executive officers by:

●	Ensuring that our key NEO’s maintain and hold a significant equity interest in the Company, thereby further aligning management interests with those of the shareholders, by making a significant portion of incentive compensation payable in Company stock and through robust stock ownership guidelines for our NEO’s;

●	Creating balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;
●	Providing a market competitive overall compensation package so that the Company may attract, retain and reward highly qualified, motivated and productive executives; and
●	Rewarding individuals based on their responsibility and achievements within a framework that is internally equitable.

Performance-Based Compensation

Pay-for-performance is a key objective of our executive compensation program. A significant portion of our compensation program focuses on performance-based pay that rewards our achievements on an annual basis as well as our ability to deliver long-term value to our stockholders. We have a balanced approach to total compensation that includes a mix of base/fixed pay and variable/performance-based pay, a proportion of cash and equity and a proportion of short- and long-term incentive compensation. For the fiscal year 2018, our compensation targets and pay mix (targeting market median) were the following:

CEO Target Pay Mix	Other NEOs Target Pay Mix (1)

____________________

(1)	Weighted Average of the Named Executive Officers other than the Chief Executive Officer

Compensation Design Principles and Governance Best Practices

The design principles of our executive compensation programs are intended to protect and promote the interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholder’s long-term interests.

●	What We Do:
	■	Pay for Performance — We provide a significant portion of pay based on performance (short- and long-term)
	■	Sound Risk Management — We discourage excessive risk taking and have designed our incentive plans with appropriate risk-mitigating features
	■	Caps on Incentives — We subject both short and long-term incentive payments to caps
	■	Clawback — We have adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement
	■	Stock Ownership Guidelines — We require our executives and directors to own and hold significant shares in our Company
	■	Double-Trigger Change-in-Control (CIC) — CIC benefits pursuant to employment or change in control agreements are only paid upon a termination event following a CIC
	■	Independence — The Committee engages an independent compensation consultant
	■	Competitive Benchmarking — We benchmark our compensation practices to ensure executive compensation is consistent with market
●	What We Don’t Do:
	■	Tax Gross-Ups — We do not provide excise tax gross-ups on benefits or in change-in-control agreements
	■	Stock Option Repricing — Our equity plans do not permit repricing of stock options that are out-of-the-money
	■	Excessive Perquisites — We do not permit perquisites other than those that are business-related
	■	Dividends — We do not pay current dividends or dividend equivalents on unearned performance units or restricted stock units.

Say on Pay/Say on Frequency

The Company solicited a shareholder advisory vote on executive compensation in 2018, which received 98.3% approval. Last year, our shareholders approved an annual advisory vote on executive compensation, and accordingly we will provide our shareholders an opportunity this year to approve our executive compensation on an advisory basis. While the say on pay vote is a formal means for soliciting shareholder feedback, the Company welcomes the opportunity to engage with shareholders any time.

Executive Compensation Objectives and Policies

We use our executive compensation programs to align the interests of executive officers with our shareholders. Our programs are designed to attract, retain and motivate leadership to support our growth and sustain our competitive advantage. Our compensation opportunities are aligned with the competitive market with actual pay that is designed to vary dependent on performance. We utilize a balance of fixed and variable pay components, cash and equity, and short and long-term performance horizons to determine our pay. Our compensation program is designed to support our business strategies, align our pay with our performance and reinforce sound compensation governance to mitigate excessive risk taking. The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Compensation Component	Purpose/Objective
Base Salary	●	provides a competitive level of fixed income based on role, experience and individual performance; target market median
Annual Incentive Plan	●	motivates and rewards executives for performance on key financial, operational and individual objectives in support of our annual business plan and broader corporate strategies
	●	rewards vary based on performance (higher performance will result in above market median pay; lower performance will result in below market median pay)
Long-Term Incentive Plan	●	aligns executives’ interests with those of shareholders through equity-based compensation
	●	rewards executives for long-term shareholder value creation
	●	encourages retention through multiple year vesting
	●	motivates and rewards executives for performance – vesting and value is tied to achievement of specific performance and/or stock price appreciation
Other Benefits	●	provides a base level of competitive benefits for executive talent
Employment Agreements/Severance & CIC Agreements	●	provides employment security to key executives
	●	focuses executives on company performance and transactions that are in the best interests of shareholders, regardless of the impact such transactions may have on the executive’s employment

Peer Group & Competitive Benchmarking

The Compensation Committee typically conducts comprehensive benchmark reviews every other year (i.e. 2014, 2016 and most recently 2018). In December 2016, the Committee engaged the independent consultant to update the peer group and competitive benchmarking for consideration in setting 2017 compensation. Although the Company had continued to grow, the Committee referenced the same competitive analysis when setting 2018 compensation. The 2016 peer group consisted of publicly traded Mid-Atlantic and Northeastern bank holding companies with a total asset range of $2.2 billion to $9.6 billion. At the time the peer group was approved, the median assets for this peer group was $4.6 billion, compared to $4.3 billion for the Company. The Company’s assets in early 2018 increased to $5.1 billion. The peer group was updated in 2018 for 2019 pay decisions.

2016 Peer Group
Bancorp, Inc.	Lakeland Bancorp
Bridge Bancorp, Inc	NBT Bancorp Inc.
Bryn Mawr Bank Corporation	Peapack-Gladstone Financial Corp.
Community Bank System	Provident Financial Services
Customers Bancorp	S&T Bancorp
Eagle Bancorp	Sandy Spring Bancorp
First Commonwealth Financial Corp.	Sun Bancorp
First of Long Island Corporation	TriState Capital Holdings
Flushing Financial Corporation	Univest Corporation of PA

2018 Executive Compensation Program and Pay Decisions:

Base Salary

The Compensation Committee reviews salaries each year with a goal to retain competitive positioning with market as the Company continues to grow. The Committee considerers the benchmark data provided by the consultant, performance, experience and any unique contributions of the role(s) as appropriate. Based on data provided by the independent consultant in 2016, the Committee determined that increases for each of the Named Executive Officers’ salary was appropriate for positioning relative to market, executive performance, and the Company’s continued strong asset growth, performance and diversification. The table below summarizes the salaries effective as of January 1, 2018, which reflected modest competitive adjustments in line with our significant growth:

Executive	2017 Base Salary	2018 Base Salary	Percent Increase
Frank Sorrentino III	$735,000	$800,000	8.8%
William S. Burns	$381,000	$411,000	7.9%
Elizabeth Magennis	$352,000	$385,000	9.4%
Christopher Ewing	$310,000	$340,000	9.7%
Michael McGrover	$276,000	$295,000	6.9%

Based on the comprehensive competitive review conducted in 2018, the Compensation Committee reviewed salaries again in January 2019, against the updated peer group, and approved the following base salaries:

		Percent Increase
Executive	2019 Base Salary	From 2018
Frank Sorrentino III	$800,000	—
William S. Burns	$420,000	2.2%
Elizabeth Magennis	$400,000	3.9%
Christopher Ewing	$360,000	5.9%
Michael McGrover	$305,000	3.4%

Annual Incentive

An important element of our performance-based pay program is our Executive Annual Incentive Plan, which provides cash incentives based on attaining pre-established goals. Each participant has a target incentive opportunity expressed as a percentage of base salary, although actual payouts can range from a 50% payout at threshold performance to 150% of target for stretch performance, with no payout below threshold. The 2018 incentive targets are summarized below.

Target Incentive Opportunity
Executive	(+/- 50% for each performance goal for threshold, target and stretch)
Frank Sorrentino III	50%
William S. Burns	40%
Elizabeth Magennis	40%
Christopher Ewing	40%
Michael McGrover	30%

The Compensation Committee establishes performance measures on an annual basis that are tied specifically to the Company’s financial performance (return on average assets, operating efficiency ratio and tangible book value) and individual executive performance. The weights and performance goals of these factors are summarized in the following table:

		Threshold	Target	Stretch
Performance Measure	Weight	(50%)	(100%)	(150%)
Return on Assets (ROA)	25%	0.65%	1.00%	1.10%
Operating Efficiency Ratio (1)	25%	47.5%	45.0%	42.5%
Tangible Book Value Per Share	25%	$13.25	$13.75	$14.00
Individual Strategic Performance	25%		Varies

____________________

(1)	The Operating Efficiency Ratio is calculated as total noninterest expenses, excluding non-operating expenses, divided by the sum of (i) net interest income, on a fully taxable equivalent basis, less the benefit of purchase accounting fair value marks and (ii) noninterest income, excluding securities gains and nonrecurring items.

At the end of the year, the Compensation Committee determined a payout percentage based on an assessment of the Company’s three quantitative financial measures (determined formulaically) as well as an assessment of each executive’s performance and contribution toward strategic goals. The corporate results were as follows:

	2018			Adjusted
Performance Measure	Performance	Result	Payout Result	Actual Payout
Return on Assets (ROA)	1.17%	Above Stretch	150%	135%
Operating Efficiency Ratio	41.9%	Above Stretch	150%	135%
Tangible Book Value Per Share	$14.42	Above Stretch	150%	135%
Individual Strategic Performance		NA	150%	135%

The above three quantitative financial measures resulted in a 150% payout, based on strong operational performance. However, the Compensation Committee also considered the Company’s total shareholder return for the fiscal year ending 2018, and adjusted the payouts by 10% (or 15 percentage points) due to stock price underperformance. This adjustment, coupled with executives’ required share ownership, reinforces the Company’s philosophy to strongly align executive pay and performance.

In determining the performance on the individual portion of the annual incentive, the Committee considered its assessment of the Chief Executive Officer’s performance and the Chief Executive Officer’s evaluation of the Named Executive Officers’ performance. In light of strong performance on operational, strategic, financial shareholder metrics, and in consideration of the significant individual and collective achievements of the executive team during 2018, the Committee approved payouts of 150% of target on the individual performance portion for all Named Executive Officers. The table below summarizes some of the key accomplishments considered by the Committee in determining the individual component.

Named Executive Officers	Select 2018 Individual Results
Frank Sorrentino III	●	Exhibited strong leadership in achieving strategic plan goals for 2018 including:

		■	Reinforcing our “People First” and “Sense of Urgency” culture throughout the entire organization

		■	Delivering strong organic growth with a disciplined market approach

		■	Merger & acquisition outreach culminating in the close of the Greater Hudson Bank transaction

		■	Mentoring and coaching of all senior management team members including the organized build out of depth within each area

		■	Catalyzing the “Technology Forward” strategy at multiple levels of the organization of our “Digital Everything” strategy

		■	Led the strategy for the Company's expansion into NY

	●	Provided effective leadership at the Board level on various initiatives including corporate governance, risk management and diversity

	●	Enhanced the Company's image nationally by giving keynote addresses for the nCino User Conference and the ABA National Convention

Named Executive Officers	Select 2018 Individual Results
William S. Burns	●	Exhibited strong leadership as CFO of the Company, enabling the Company to achieve record results in net income, earnings per share, return on assets and tangible common equity, and tangible book value per share

	●	Spearheaded all financial aspects of value-enhancing Greater Hudson acquisition, including negotiation of purchase price, merger projections, due diligence, and announcement to investor community

	●	Implemented various tax strategies, benefitting the Company in excess of $2 million, during a year when both Federal and State tax law changes were taking effect.

	●	Created, and now leading, Company’s CECL implementation team

	●	Effectively promoted continued financial discipline throughout organization, maintaining our position as one of the most efficient banks in the country

	●	Through ALCO strategies and by promoting organization-wide deposit and loan pricing discipline, Company maintained a relatively flat net interest margin

	●	Successfully met regulatory demands for significantly increased oversight of liquidity in general and management of volatile funding sources

	●	Continued to manage and re-align our high performing finance team, keeping pace with Company’s growth and increasingly complex operating and regulatory environment

Elizabeth Magennis	●	Delivered significant growth supported by alignment of loan and deposit teams.
■Grew total deposits by 7.8%
■Gross loan originations of more than $1 billion, and net loan growth of $344MM.
■Non-Commercial Real Estate loans grew by more than 20%
	●	Continued the Bank’s successful efforts to increase market share New York
■Opened full-service banking office in Astoria, Queens staffed with banking specialists and loan originators.
■Increased market share in Manhattan and Long Island through increased staff and focused business development efforts.
	●	Launched an Ambassador Board program, comprised of business leaders in the NY/NJ metro markets, which contributed to the acquisition of new business and increased exposure for the ConnectOne brand
	●	Implemented nCino management software loan underwriting and approval platform. This implementation allows us to digitize our loan process, create efficiencies and enhance our sense of urgency culture.

Named Executive Officers	Select 2018 Individual Results
Christopher Ewing	●	Continued realignment of the organizational structures of the Information Technology, Branch Operations and Deposit Operations areas.

	●	Continued negotiation of early cancellation of ineffective contracts that were not in the Company's best interest.

	●	Spearheaded the implementation of the nCino Loan Operation System and Zelle Platform

	●	Streamlined and automated a number of back office processes around, CD’s ATM’s, BeB, Wire, ACH, Gift Cards, etc.

	●	Enhanced the Bank’s CyberSecurity capabilities

	●	Create new Account Opening Processes

	●	Managed and Maintained the Vendor Process resulting in stable expenses while scaling up the organization’s capabilities.

	●	Successfully leveraged infrastructure, thereby significantly contributing to Company’s improving efficiency ratio

Michael McGrover	●	Enhanced the Commercial Loan Closing Group by updating procedures for loan closing standards and improving controls

	●	Maintained low delinquency and current financial information in the Taxi Medallion Portfolio

	●	Facilitated significant improvement in Loan Committee’s risk management oversight by enhancing both quality and quantity of information

	●	Managed the process of selection for a Loan Origination System and ultimately led the team to the final selection of nCino

	●	Oversaw a continued reduction in loan review audit exceptions

As discussed above, the payout was reduced from 150% to 135% for each NEO, with the following payouts were approved by the Compensation Committee:

	2018 Target Annual	2018 Actual Annual	2018 Actual as
Executive	Incentive Award	Incentive Award	% of Target
Frank Sorrentino III	$400,000	$540,000	135%
William S. Burns	$164,400	$221,940	135%
Elizabeth Magennis	$154,000	$207,900	135%
Christopher Ewing	$136,000	$183,600	135%
Michael McGrover	$ 88,500	$119,475	135%

Long-Term Incentives – Equity-Based Awards

The Company’s long-term incentive plan (“LTIP”) is designed to be performance-based, align executives with shareholder interest and promote the long-term success of the Company. In March 2018, the Committee approved a target long-term incentive program split evenly between performance shares and time vested restricted stock.

2018 LTIP Mix–All NEOs

 Time-vested restricted stock unit (RSU) awards have a target opportunity but can be granted based on the Compensation Committee’s assessment of business environment, affordability, and corporate and individual performance. The value of awards granted may vary from 0% – 150% of target for that component, based on the Committee assessment. Once granted, restricted stock vests ratably over a three-year period.

Performance-based restricted shares are granted at target and earned based on our three-year performance for the period January 1, 2018 through December 31, 2020. The potential number of shares that can vest will range from 0% to 150% of the target levels depending on our Core Return on Average Assets (Core ROA) performance relative to an industry index. Core ROA was determined by the Compensation Committee to be an effective indicator of executives’ performance and ability to influence the profitability of the Company. Strong ROA over time, particularly relative to industry competitors, enhances the Company’s performance and aligns with shareholder value.

The Industry Index allows for relative comparison of the Company’s performance to the performance of other banks of similar size/region during the same time period. The Industry Index consists of banks in the Mid-Atlantic and Northeast Region with total assets between $2 billion and $10 billion, traded on the NASDAQ or NYSE exchanges.

Performance shares vest after three years based on the Company’s Core ROA performance relative to the Industry Index banks in accordance with the payout scale below:

CNOB Ranking vs. Industry	% of Performance Units Earned
Index	(2018 – 2020)
75th percentile and above	150%
50th percentile	100%
40th percentile	50%
Below 40th percentile	0%

Below is a summary of the 2018 grants:

Performance shares were issued in March 2018 at target, since vesting is dependent upon actual performance during the three-year period commencing January 1, 2018 and ending December 31, 2020.

Restricted Stock Units were granted in March 2018 based on the Compensation Committee’s holistic reflection of 2017 Company and Individual performance. Considerations in determining the award of restricted stock included continued strong profitability and low operating efficiency ratio, and individual performance contributions that collectively resulted in a strong market positioning for the Company going forward. Based on this assessment, the Committee approved grants at 150% of target.

Grants were approved by the Committee as follows:

	Performance Shares		Restricted Stock Units		Total
Executive	Target # Shares	Grant Value	# Shares	Grant Value	Grant Value
Frank Sorrentino III	9,569	$299,988	14,354	$449,998	$749,986
William S. Burns	2,622	$82,200	3,933	$123,300	$205,500
Elizabeth Magennis	2,456	$76,996	3,684	$115,493	$192,489
Christopher Ewing	2,169	$67,998	3,254	$102,013	$170,011
Michael McGrover	1,411	$44,235	2,117	$66,368	$110,603

Vesting of performance-based restricted shares previously granted (2016 - 2018)

Performance shares granted in the first quarter of 2016 were designed to vest on a sliding scale ranging from 0% to 150% of target based on the Company’s relative core return on assets compared to an industry index (i.e. U.S. bank holding companies headquartered in the Northeast and Mid-Atlantic regions with total assets between $1.0 billion and $10.0 billion as of year-end 2016). Based on data reported by S&P Global for the period January 1, 2016 through December 31, 2018, the Company’s actual core return on assets of 0.97% ranked at the 48th percentile resulting in the vesting of 89% of the target performance shares.

Benefits and Other Compensation

Retirement Benefits and Perquisites

Executives participate in the ConnectOne Bank 401(k) Retirement Plan, which is offered to all Bank employees. As stated in the Executive Compensation Objectives and Policies section, the Bank does not place emphasis on perquisites for NEOs, although a car allowance is provided to this group to offset automobile expenses (mileage, tolls, insurance, gas) incurred as part of their job duties.

Employment Agreements

The Company is party to employment agreements with several executives. The following is a summary of those agreements.

Mr. Sorrentino’s Employment Agreement

The employment agreement with Mr. Sorrentino has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Sorrentino will receive an annual base salary of $735,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Sorrentino for his reasonable business expenses, and provide him with a $1,250 monthly car allowance. In the event that Mr. Sorrentino’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Sorrentino will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Sorrentino’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination. based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid, and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Burns’ Employment Agreement

The employment agreement with Mr. Burns has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Burns will receive an annual base salary of $381,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Burns for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Burns’ employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Burns will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Burns’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination, based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Ms. Magennis’ Employment Agreement

The employment agreement with Ms. Magennis has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Ms. Magennis will receive an annual base salary of $352,000, subject to increase as determined by the Board. She will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Ms. Magennis for her reasonable business expenses, and provide her with a $750 monthly car allowance. In the event that Ms. Magennis’ employment is terminated without “cause” or she resigns for “good cause”, as such terms are defined in the employment agreement, she is entitled to receive a lump sum cash payment equal to one and a half (1.5) times the sum of her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Ms. Magennis will receive: (i) a lump sum cash payment equal to two (2) times the sum of Ms. Magennis’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination, based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Ewing’s Employment Agreement

The employment agreement with Mr. Ewing has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Ewing will receive an annual base salary of $310,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Ewing for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Ewing’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Ewing will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. Ewing’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Roles & Responsibilities

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. This includes oversight of the total compensation programs for the Company’s CEO and other executive officers, including all Named Executive Officers. The Committee is comprised solely of independent directors. The Committee receives input and data from Finance and Human Resources functions as well as outside consultants and advisors to provide external reference and perspective.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity and other benefits and perquisites. The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Named Executive Officers’ compensation, including base salary, incentives and equity grants based on this review. The Compensation Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other advisors, or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to and meets periodically with the compensation consultant independently of management.

Independent Compensation Consultant

The Compensation Committee retains Meridian as its compensation consultant. Meridian reports directly to the Committee and performs no other work for the Company. The Consultant carries out its responsibilities to the Committee as requested by the Committee. The Committee has reviewed and concluded that Meridian’s consultation services comply with the standards adopted by the SEC and by NASDAQ with respect to compensation advisor independence and conflicts of interest.

Management

Although the Committee makes independent determinations on all matters related to compensation of the Named Executive Officers, certain members of management may be requested to attend or provide input to the Committee. Input may be sought from the Chief Executive Officer, Chief Financial Officer, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the Named Executive Officers, including contribution and individual performance of each of his direct reports. The Chief Executive Officer and the Chief Financial Officer often assist the Committee on matters of design, administration and operation of the Company’s compensation programs.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Committee regularly meets in executive session without management present. While the Chief Executive Officer makes recommendations on other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Chief Executive Officer’s compensation is discussed in executive session without members of management, including the Chief Executive Officer, present.

Additional Information about Our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards and other considerations.

Policy on Incentive Compensation Clawback

The Company has a clawback policy requiring the return of incentive compensation in the event of a financial restatement. Specifically, if the Company restates its financial statements, then, to the fullest extent permitted by law, the Company shall require each current or former executive officer, to reimburse such compensation that would have been in excess of that which would have been paid based to him or her upon the financial statements as so restated.

Stock Ownership Guidelines

The Compensation Committee has a stock ownership policy that requires officers with the title Executive Vice President and above, together with members of the Board, to own a significant amount of the Company’s stock. Specific guidelines are:

●	Six (6) times the then annual base salary for the Chief Executive Officer
●	Three (3) times the then annual base salary for the Chief Financial Officer
●	Two (2) times the then annual base salary for other Executive Vice Presidents
●	Directors are expected to achieve ownership equal to five (5) times the sum of (i) the then-current annual cash retainer and (ii) the then-current value of the annual equity award.

The period to achieve compliance is five (5) years from the later of (1) the day the individual become subject to the policy, or (2) the day of adoption of these guidelines, which was December 22, 2015. The Compensation Committee monitors ownership levels and compliance on an annual basis. Below is a summary of shares that qualify for the ownership requirements described above (unexercised stock options and unvested performance shares are excluded):

●	Beneficially owned shares that the individual owns or has voting power over, including the power to vote (including restricted shares), or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition.

●	Shares owned by an individual in the Company’s benefit plans (e.g., 401(k)).

The following table provides each named executive officer’s compliance with the Stock Ownership Guidelines:

		Required			Shares
		Ownership	Requirement	Requirement	owned at
	Salary	Guideline	($)	in Shares (1)	12/31/18
Frank Sorrentino III	$800,000	6x	$4,800,000	259,881	610,132
William S. Burns	$411,000	3x	$1,233,000	66,757	58,283
Elizabeth Magennis	$385,000	2x	$770,000	41,689	62,564
Christopher Ewing	$340,000	2x	$680,000	36,816	8,547
Michael McGrover	$295,000	n.a.	$0	—	13,976
____________________

(1)	Based the Company’s share price as of December 31, 2018.

All executives exceed or are expected to exceed guidelines within the designated time period, which ends Decembers 2020.

Risk Assessment Review

The Committee reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. In particular, the Committee focuses on the risks associated with the design of each plan, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. All of our plans have links to corporate or business line results that allow for funding to be adjusted downward, awards are capped, and our governance procedures ensure awards are reviewed for appropriateness before they are distributed.

We have determined our employee compensation plans are not reasonably likely to have a material adverse effect on the Company. Further, it is both the Committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

Accounting & Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their named executive officers. In December 2017, the Tax Cuts and Jobs Act was enacted. Under the Tax Cuts and Jobs Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with our fiscal year ended December 31, 2018, compensation to our NEOs in excess of $1,000,000 not awarded prior to November 2, 2017, will generally not be deductible. The Committee will continue to evaluate the impact of the elimination of the performance-based exemption on its compensation programs. The Committee may award compensation in the future that is not fully deductible under Section 162(m) if the Committee believes that such compensation will help the Company achieve its business objectives and serve the best interests of its shareholders.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation Committee’s review of and discussion with management with respect to the CD&A, the Compensation Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

The foregoing report is provided by the Compensation Committee of the Board of Directors:

Stephen T. Boswell (Chair)
Frederick Fish
William A. Thompson

Summary Compensation Table

The following table sets forth for the prior three years the compensation paid to (a) the Company’s Chief Executive Officer and Chief Financial Officer and our three other most highly compensated executive officers earning in excess of $100,000 serving as of the fiscal year ended December 31, 2018, (collectively the “Named Executive Officers”):

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards (1)(2) ($) (e)	Option Awards ($) (f)	Non-equity incentive plan compensation ($) (g)	Change in pension value and non-qualified deferred compensation earnings ($) (h)	All other compensation (3) ($) (i)	Total ($) (j)
Frank Sorrentino III,	2018	800,000	—	749,986	—	540,000	—	26,815	2,116,801
Chairman, President and	2017	735,000	—	620,156	—	551,250	—	25,680	1,932,086
Chief Executive Officer	2016	678,000	—	423,750	—	508,500	—	25,330	1,635,580
William S. Burns,	2018	411,000	—	205,499	—	221,940	—	20,830	859,269
Executive Vice President,	2017	381,000	—	171,450	—	228,600	—	17,710	798,760
Chief Financial Officer	2016	352,000	—	154,000	—	184,000	—	18,766	708,766
Elizabeth Magennis,	2018	385,000	—	192,489	—	207,900	—	18,062	803,451
Executive Vice President,	2017	352,000	—	158,400	—	211,200	—	15,655	737,255
Chief Lending Officer	2016	325,000	—	142,188	—	170,625	—	17,535	655,348
Chris Ewing,	2018	340,000	—	170,011	—	183,600	—	19,894	713,505
Executive Vice President,	2017	310,000	—	139,500	—	186,000	—	14,766	650,266
Chief Operations Officer	2016	285,000	—	124,688	—	149,625	—	14,212	573,525
Michael McGover,	2018	295,000	—	110,603	—	119,475	—	17,328	542,406
First Senior Vice President,	2017	276,000	—	93,150	—	124,200	—	17,611	510,961
Chief Credit Officer	2016	255,000	—	79,668	—	95,625	—	16,554	446,847
____________________

(1)

Stock awards reported in 2018 reflect the grant date fair value of the restricted stock and restricted stock unit awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”) granted by the Compensation Committee under the Equity Incentive Plan, which permits the Compensation Committee to determine to pay awards, in whole or in part, in the form of grants of stock-based awards under the Long-Term Stock Incentive Plan, which consists of both time based and performance based awards. Time based restricted stock award units reported in this column for each of our NEOs was as follows: Mr. Sorrentino $449,998; Mr. Burns, $123,300; Ms. Magennis, $115,493; Mr. Ewing, $102,013; and Mr. McGrover, $66,368. These values are based on probable outcome values of awards. Restrictions on time based restricted stock awards lapse at the rate of one-third each year over a three year period. Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement based on performance as compared to peer groups. The value of these awards on the grant date assuming probable outcome and the maximum achievement of performance goals are as follows:

Name	Target Value at Grant Date	Maximum Value at Grant Date
Frank Sorrentino III	$299,988	$449,998
William S. Burns	82,200	123,300
Elizabeth Magennis	76,996	115,493
Christopher Ewing	67,998	102,013
Michael McGrover	44,235	66,368

(2)	Mr. Sorrentino’s total includes a $15,000 annual car allowance for 2017 and 2018.

POST-TERMINATION BENEFITS

The Company and the Bank are parties to employment agreements with Messrs. Frank Sorrentino III, our Chairman, Chief Executive Officer, and President, William S. Burns our Executive Vice President and Chief Financial Officer, Christopher Ewing, our Executive Vice President and Chief Operations Officer, and Ms. Elizabeth Magennis, our Executive Vice President and Chief Lending Officer. Each of these agreements include provisions with respect to post-termination benefits, as described below.

In the event that Mr. Sorrentino’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Sorrentino will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Sorrentino’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid, and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Sorrentino assuming a triggering termination of employment occurred on December 31, 2019, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$4,100,000	$0	$4,800,000
Value of Continued Health and Welfare Benefits	$21,377	$0	$21,377
Acceleration of Stock Awards	$0	$1,153,101	$1,153,101

In the event that Mr. Burns’ employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated target bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Burns will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Burns’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Burns assuming a triggering termination of employment occurred on December 31, 2019, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$1,602,900	$0	$1,890,600
Value of Continued Health and Welfare Benefits	$30,010	$0	$30,010
Acceleration of Stock Awards	$0	$343,893	$343,893

In the event that Ms. Magennis’ employment is terminated without “cause” or she resigns for “good cause”, as such terms are defined in the employment agreement, she is entitled to receive a lump sum cash payment equal to one and a half (1.5) times the sum of her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Ms. Magennis will receive: (i) a lump sum cash payment equal to two (2) times the sum of Ms. Magennis’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Ms. Magennis assuming a triggering termination of employment occurred on December 31, 2019, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$962,500	$0	$1,232,000
Value of Continued Health and Welfare Benefits	$10,871	$0	$10,871
Acceleration of Stock Awards	$0	$319,217	$319,217

In the event that Mr. Ewing’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Ewing will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. Ewing’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Ewing assuming a triggering termination of employment occurred on December 31, 2019, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$493,000	$0	$612,000
Value of Continued Health and Welfare Benefits	$31,505	$0	$31,505
Acceleration of Stock Awards	$0	$286,931	$286,931

CEO PAY RATIO

Frank Sorrentino III, our Chairman, President and Chief Executive Officer, had fiscal 2018 total compensation of $2,116,801, as reflected in the Summary Compensation Table above. We estimate that the median annual compensation for all Company employees, excluding Mr. Sorrentino, was $70,167 for 2018, based on a median total cash compensation as of December 1, 2018. As a result, Mr. Sorrentino’s 2018 annual compensation was approximately 30.2 times that of the median annual compensation for all employees.

Grants of Plan-Based Awards

The following table represents the grants of awards to the Named Executive Officers in 2018:

Name (a)	Grant Date (b)	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#) (i)	All other stock awards: Number of securities underlying options (#) (j)	Exercise or base price of option awards ($/Sh) (k)	Grant date fair value of stock and option awards (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Frank Sorrentino III	3/15/2018							14,354			449,998
	3/15/2018				4,785	9,569	14,354				299,988
William S. Burns	3/15/2018							3,933			123,300
	3/15/2018				1,311	2,622	3,933				82,200
Elizabeth Magennis	3/15/2018							3,684			115,493
	3/15/2018				1,228	2,456	3,684				76,996
Chris Ewing	3/15/2018							3,254			102,013
	3/15/2018				1,085	2,169	3,254				67,998
Michael McGrover	3/15/2018							2,117			66,368
	3/15/2018				706	1,411	2,117				44,235

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth, for each of the Named Executive Officers, information regarding outstanding stock options and stock awards at December 31, 2018:

	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised options (#) exerciseable (#) (b)	Number of securities underlying unexercised options (#) unexerciseable (#) (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (#) (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (j)
Frank Sorrentino	34,567			6.99	1/24/2022	15,258	281,815	46,903	866,298
William S. Burns						4,766	88,028	13,853	255,865
Elizabeth Magennis	2,504			4.62	1/9/2019
	5,158			6.99	1/24/2022	4,402	81,305	12,881	237,912
Chris Ewing						4,190	77,389	11,345	209,542
Michael McGrover						2,538	46,877	7,391	136,512
____________________

Notes:

●	All option and stock awards were granted subject to a three-year vesting requirement, with one-third of the award vesting on the first anniversary of the date of grant, one-third of the award vesting on the second anniversary of the date of grant, and the final third vesting on the third anniversary of the date of grant.

●	Equity Incentive Plan grants vest at the end of the three year performance measurement period.
●	Shares are valued at market value, which is deemed to be the closing stock price at December 2018.

Options Exercised and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2018 by our Named Executive Officers:

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e)
Frank Sorrentino III	71,872	1,407,467	52,498	1,160,870
William S. Burns	—	—	17,453	389,185
Elizabeth Magennis	—	—	16,098	359,015
Chris Ewing	—	—	3,054	87,760
Michael McGrover	—	—	8,389	183,752

Director Compensation

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2018:

Name (a)	Fees earned or paid in cash ($) (b)	Stock Awards ($) (c)	Options awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Change in pension value and nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Frank W. Baier	65,000	32,481					97,481
Stephen T. Boswell	91,500	32,481					123,981
Frederick Fish	43,000	32,481					75,481
Frank Huttle III	52,000	32,481					84,481
Michael Kempner	40,000	32,481					72,481
Nicolas Minoia	78,000	32,481					110,481
Katherin Nukk-Freeman	7,609	—					7,609
Joseph Parisi Jr.	40,000	32,481					72,481
Harold Schechter	61,000	32,481					93,481
William A. Thompson	45,000	32,481					77,481
Alexander Bol	58,000	32,481					90,481

We pay the non-employee members of the Company’s Board an annual fee of $40,000 for Board service. Board members serving on committees also receive $1,000 per Bank Board Committee meeting attended. Committee Chairs also receive an additional stipend for this service in this role. Our Directors are also eligible to participate in our equity compensation plans. Each board member was awarded 1,212 restricted shares subject to forfeiture in 2018.

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

Under its charter, the Audit and Risk Committee reviews and approves all related party transactions, other than extensions of credit by the Bank in the ordinary course of its business. Under banking regulation, those extensions of credit must be approved by the full Board of Directors. For additional procedures, see the Audit and Risk Committee charter, which is available to shareholders on the Company’s website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications”.

By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company and do not involve more than the normal risk of collectability or present other unfavorable features.

We utilize the MWW Group to provide advertising and public relations assistance and advice. Michael Kempner, one of our directors, is the President and CEO of the MWW Group, Inc. During 2018, we paid the MWW Group a total of $307,591 for its services, including marketing, branding and related services. We believe the fees charged the Bank by the MWW Group are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use the services of the MWW Group during 2019.

We utilize Otterstedt Insurance Agency (“Otterstedt”), of which one of our directors Joseph Parisi, Jr. serves as Chairman of the Board and CEO. During 2018, we paid Otterstedt a total of $183,233 in commissions attributable to Otterstedt. We believe the commissions charged the Bank by Otterstedt are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use Otterstedt during 2019.

Members of our Board of Directors, including our Chairman and CEO Frank Sorrentino III and Messrs. Boswell, Huttle, Kempner and Parisi, are, either directly or through their interests in family limited liability companies, members of a limited liability company that is the sole member of two other limited liability companies which each own one of our branch locations, each of which are leased by the Bank. Our Board members collectively own 55.5% of the membership interests in this limited liability company. Each of Messrs. Sorrentino, Huttle, Parisi, and Kempner owns an 11.1% interest in the limited liability company. No director is the managing member or a manager or officer or any of the limited liability companies which serve as the landlords or the parent limited liability company.

The lease for our Cresskill branch has an initial term ending on June 30, 2026. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $157,795 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. In 2018, the rent was reset to $17,720 which was equal to the greater of the prior year’s rent, or the “market rent” as defined under the lease, and will thereafter increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2018, the Bank paid total rent of $212,645 for the Cresskill branch.

The lease for our John Street, Hackensack branch has a term ending on December 31, 2021. The Bank has the option to extend the lease term for up to two additional five-year periods, or a total of ten additional years. The initial rent for the branch was $148,000 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2018, the Bank paid total rent of $246,260 for the John Street, Hackensack branch.

Frederick Fish, a member of our Board of Directors is a member of a limited liability company which owns our Englewood, New Jersey branch. Mr. Fish owns approximately 50% of the membership interests in this limited liability company, and serves as its managing member. The lease for the Englewood branch has a term ending on July 31, 2022. The Bank has the option to extend the lease term for one additional ten-year period. The initial rent for the branch was $ 87,570 per year, and the rent will increase as set forth in the lease. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease. For 2018, the Bank paid total rent of $120,605 for the Englewood, New Jersey branch.

Nicholas Minoia, a member of our Board of Directors is a member of a limited liability company which owns our Summit, New Jersey branch. Mr. Minoia owns approximately 50% of the membership interests in this limited liability company, and serves as its manager. The lease for the Summit branch has a term ending on February 1, 2024. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $81,000 per year, and the rent will increase as set forth in the lease. During any option period, the rent will be as per the amounts set forth in the lease. For 2018, the Bank paid total rent of $124,480 for the Summit, New Jersey branch.

Daniel Rifkin, a member of our Board of Directors, is a member of a limited liability company which owns the Bardonia branch acquired in connection with our acquisition of Greater Hudson Bank (“GHB”), which closed effective as of the 12:01 a.m. on January 2, 2019. Mr. Rifkin owns approximately 50% of the membership interests in this limited liability company, and does not serve as its managing member. The lease for the Bardonia branch has a term ending on August 31, 2028. The Bank has the option to extend the lease term for one additional five-year period. The Bank also has the ability to terminate the second floor office space portion of the Lease upon ninety (90) days written notice, and upon payment of certain sums, calculated in accordance with the lease. The rent paid by GHB in 2018 was $168,795, and will increase three (3%) percent yearly, including any extension terms. In the event that the Bank exercises the option to terminate occupancy rights to the second floor office space, the rent will be adjusted as set forth in the lease.

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION OF THE COMPANY’S
EXECUTIVE OFFICERS

Under Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, companies with securities registered with the Securities and Exchange Commission under the Exchange Act are required to provide shareholders the opportunity to vote on a non-binding advisory proposal to approve the compensation of executives. The Company has determined to implement this requirement by providing shareholders a simple vote that indicates their position (by a yes or no vote) with respect to our executive compensation.

Our Board of Directors annually reviews and approves corporate and/or individual goals and objectives relevant to the compensation of our executive officers, evaluates performance in light of those goals and objectives, and determines compensation levels based on this evaluation, as described elsewhere in this proxy statement. In determining any long-term incentive component of compensation, the Board will consider all such factors as it deems relevant, such as performance and relative shareholder return, the value of similar incentive awards at comparable companies and the awards granted in previous years. We also believe that both the Company and shareholders benefit from these compensation policies.

The Board recommends that shareholders approve, in an advisory vote, the following resolution:

“Resolved, that the shareholders approve the executive compensation of the Company, as described in this proxy statement, including the tabular disclosure regarding executive officers in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADVISORY PROPOSAL SET FORTH ABOVE.

PROPOSAL 3
RATIFICATION OF INDEPENDENT AUDITORS

The Audit and Risk Committee has appointed the firm of Crowe LLP (formerly known as Crowe Horwath LLP) to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2019. This appointment will continue at the pleasure of the Audit and Risk Committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the Audit and Risk Committee will consider that fact when it selects independent auditors for the following fiscal year.

Crowe LLP has served as our independent registered public accounting firm since the closing of the Merger on July 1, 2014, and one or more representatives of Crowe LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by Crowe for professional services rendered for the years ended December 31, 2018 and 2017.

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to the company for the fiscal years ended December 31, 2018 and 2017 by the Company’s principal accounting firm are shown in the following table:

	Fiscal Year Ended
	December 31
	2018	2017
Audit Fees	$518,965	$496,804
Audit Related Fees	30,000	145,000
Tax Fees (1)	23,001	19,000
Other Fees	80,150	41,000
Total Fees	$652,116	$701,804
____________________

(1)	Consists of tax filing and tax related compliance and other advisory services.

Required Vote

THE PROPOSAL TO RATIFY THE SELECTION OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2019 FISCAL YEAR REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE PROPOSAL.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF CROWE LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

SHAREHOLDER PROPOSALS

Proposals of shareholders to be included in the Company’s 2020 proxy material must be received by the secretary of the Company no later than December 22, 2019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTS COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all persons associated with the Company and subject to Section 16(a) have made all required filings on a timely basis for the fiscal year ended December 31, 2018, except for: (a) Director Nukk-Freeman, who was late filing her Form 3 Initial Statement of Beneficial Ownership due to a clerical error, and (b) in connection with the grant of deferred stock units in March 2018, the following officers filed late Form 4: Frank Sorrentino III, William S. Burns, Elizabeth Magennis, Christopher Ewing, Michael McGrover, and Laura Criscione.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.

CONNECTONE BANCORP, INC.
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/22/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/22/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
	For	Withhold	For All
	All	All	Except
The Board of Directors recommends you vote FOR the following:

	☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors

	Nominees

01	Frank Sorrentino III	02	Frank W. Baier	03	Alexander A. Bol	04	Stephen T. Boswell	05	Katherin Nukk-Freeman
06	Frank Huttle III	07	Michael Kempner	08	Nicholas Minoia	09	Joseph Parisi Jr.	10	Daniel Rifkin
11	William A. Thompson

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	To vote, on an advisory basis, to approve the executive compensation of ConnectOne Bancorp, Inc.'s named executive officers, as described in the proxy statement.	☐	☐	☐
3.	To ratify the appointment of Crowe LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2019.	☐	☐	☐
NOTE: In their discretion, such other business as shall properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

CONNECTONE BANCORP, INC.
Revocable Proxy for
Annual Meeting of Shareholders
May 23, 2019
Solicited on behalf of the Board of Directors

The undersigned hereby appoints the board of directors of ConnectOne Bancorp, Inc. (the "Company"), and each of them to vote all of the shares of the Company standing in the undersigned's name at the Annual Meeting of shareholders of the Company, to be held at the Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey, on May 23, 2019 at 9:15 a.m., and any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified above. If no choice is specified, the proxy will be voted "FOR" Management's nominees to the Board of Directors, "FOR" the non-binding advisory resolution approving the Company's executive compensation, and "FOR" ratification of the appointment of Crowe LLP as the Company's independent registered public accountants.

Continued and to be signed on reverse side